Exhibit 99.1

Protolabs Names Moonhie Chin to Board of Directors

Former Senior Vice President at software company Autodesk brings 30 years of strategic leadership, operations, and digital platform experience to Protolabs’ technology-enabled manufacturing model

MINNEAPOLIS, MINN.—August 2, 2019—Digital manufacturer Protolabs (NYSE: PRLB) has named Moonhie Chin to its board of directors, effective Thursday, August 1. Chin had served in numerous leadership roles at Autodesk, Inc. since 1989 before concluding her 30-year tenure with the design software giant as Senior Vice President of Digital Platform and Experience.

Chin’s long history of driving transformational change at Autodesk—which reported annualized recurring revenue of $2.75 billion in fiscal 2019 and boasts over 4 million active subscriptions—was a fundamental factor behind her invitation to Protolabs’ board of directors.

“The manufacturing industry is in the midst of its own digital transformation,” said Vicki Holt, President and CEO at Protolabs. “With her wealth of experience in the realm of disruptive technology and her proven ability to unify organizations around a common mission, Moonhie will be a tremendous complement to our board and our company as we continue to lead digital manufacturing into the next decade.”

“I’ve long been intrigued by the innovative vision Protolabs has shown over the past 20 years as it has reinvented traditional manufacturing to meet the rigorous demands of the modern marketplace," explained Chin. "My longtime knowledge of design software and its close ties to manufacturing are an ideal fit for Protolabs, and I’m excited to join its board of directors.”

Chin was born in South Korea and immigrated to New York in 1974. She earned her B.S. in Industrial Engineering from Columbia University in 1981 and her M.S. in Manufacturing Management from Rensselaer Polytechnic Institute in 1985. Before her move to Autodesk, Chin held various positions at General Electric Company.

About Protolabs

Protolabs is the world’s fastest digital manufacturing source for rapid prototyping and on-demand production. The technology-enabled company produces custom parts and assemblies in as fast as 1 day with automated 3D printing, CNC machining, sheet metal fabrication, and injection molding processes. Its digital approach to manufacturing enables accelerated time to market, reduces development and production costs, and minimizes risk throughout the product life cycle. Visit protolabs.com for more information.

Contacts

Natalie Pacini

Highwire for Protolabs

618-806-2294

Sarah Ekenberg

Marketing Manager, PR & Media, Protolabs

763-479-7560